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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
November 17, 1998

FOR MORE INFORMATION,
PLEASE CONTACT:
RANDALL J. SMITH, (310) 445-6822
WEBSITE: www.westfieldamerica.com
         ------------------------

  WESTFIELD AMERICA, INC. (WEA:NYSE) COMPLETES THE ACQUISITION OF INTERESTS IN
   TWELVE REGIONAL SHOPPING CENTERS FROM TRIZECHAHN WITH LOS CERRITOS CENTER
                                   PURCHASE.

               REMAINING INTEREST IN TOPANGA PLAZA ALSO ACQUIRED.

Los Angeles, CA. November 17, 1998 - Westfield America, Inc. (WEA: NYSE) announced that it has completed its purchase of interests in twelve regional and super regional centers from TrizecHahn with the acquisition of the remaining 50% interest in Los Cerritos Center located in Cerritos, CA. The 50% interest was acquired for $94.0 million. WEA now owns 100% of Los Cerritos Center. The total acquisition cost for the TrizecHahn portfolio was approximately $1.4 billion including the assumption of debt.

WEA also announced that it acquired the remaining 58% interest in Topanga Plaza in Canoga Park, CA. The interest was acquired from JMB Income Properties, Ltd.
- XII for $86.0 million including the assumption of debt. WEA now owns 100% of Topanga Plaza.

Los Cerritos Center is a super regional shopping center with 1,249,000 square feet located in Cerritos, CA. The center is anchored by Nordstrom, Macy's, Robinsons-May, Sears, and Mervyn's and has 164 specialty stores. Los Cerritos Center's total sales in 1997 were approximately $295 million, and the specialty stores produced approximately $300 per square foot of sales. Los Cerritos Center is located immediately adjacent to Interstate 605, and serves a densely populated, diverse market.

Topanga Plaza is a 1,050,000 square foot super regional shopping center located in Canoga Park, CA. The center is anchored by Nordstrom, Robinsons-May, Montgomery Ward and Sears and has 130 specialty stores including Crate and Barrel, bebe, The Museum Company, Guess and Eddie Bauer. Topanga Plaza's total sales were approximately $270 million for 1997 and the specialty stores produced approximately $348 per square foot of sales. Topanga Plaza is located in the densely populated and high-income western San Fernando Valley. Westfield America previously owned a 42% interest in Topanga Plaza, and now owns 100% of the center.

Westfield America, Inc. (WEA: NYSE), a real-estate investment trust, is one of the nation's leading owners of regional shopping centers. With the acquisition, the company owns interests in 38 major shopping centers. These centers comprise
35.5 million square feet of retail space in the states of California, Colorado, Connecticut, Maryland, Missouri, New York, North Carolina, and Washington.